Fourth Fiscal Quarter 2025 1

Fellow Affirm Shareholders,



We delivered another tour-de-force quarter of accelerating GMV growth, capping off a banner year:

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs ("RLTC")[1]
$10.4B	$876M	$425M
+43%	+33%	+37%

Operating Income (As a percent of Revenue)	Adjusted Operating Income[1] (As a percent of Revenue)	Net Income
7%	27%	$69M
+18 pp	+4 pp	+$114M

All comparisons on a year-over-year basis unless otherwise indicated

In FY'25, we executed relentlessly on the three core ingredients of our strategy: grow reach by building out a first-class merchant network (377k active, +24% in FY'25), increase transaction frequency (+20% during the same period) through direct-to-consumer products, and maintain strong unit economics by prioritizing excellent credit performance (4.0% RLTC for FY'25).

This consistent execution led Affirm to achieve **operating income profitability in FQ4'25** – right on the schedule we committed to a year ago.

Profitability is of course a point in the journey, not the destination. The size of Affirm's total addressable opportunity still rounds up to infinity – our GMV is but a fraction of a single percentage point of US retail (and we have aspirations beyond both US and retail).

We tend to focus too much on the future to take victory laps, so allow me just a brief departure from the whole brevity thing on this (pretty awesome) occasion.

Only a few moments ago it was a matter of some debate (outside our walls, of course) whether Affirm would so much as survive the rising Fed funds rate, let alone turn a profit. And a few before that, whether it was possible to make money in consumer lending without the profit pools afforded by late fees and compounding interest. And a little earlier still, whether anyone would even trade the sloppy ease of revolving credit for the binary precision of individually underwritten transactions.

Since more debates are sure to follow, there is just one point I'd like to make. It's not that Affirm is a great business (though it certainly is) – it's that the team building Affirm will accomplish whatever we set our collective hearts, minds, and hands to. If you will it, it is no dream.

Going forward, we intend to consistently deliver positive operating income while maintaining an aggressive growth rate, investing in future products, and increasing operating leverage.

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

2 Affirm FQ4'25 Shareholder Letter

3 Affirm FQ4’25 Shareholder Letter Productivity at Affirm Speaking of operating leverage, from FY’23 to FY’25 we nearly doubled GMV and RLTC while keeping headcount essentially flat. In FY’25, our revenue per employee reached ~$1.5 million. While economies of scale and fiscal hygiene certainly helped, a deliberate focus on productivity is very much behind this success, and generative AI tool adoption has proven a powerful accelerator. Though we enjoy poking good-natured fun in these pages at some of the sillier everything-is-AI claims being made in our industry (we get it, the ringer can’t look empty), we have taken a very pragmatic approach to generative AI use: do more with the same number of people by giving them superpowers. That said, we think we are still extremely early in our AI-fueled productivity journey. Plenty more of what we do today can benefit from a well-aimed “can’t AI do that for us now?” The tools are improving very rapidly, and we are also refining the skills necessary to extract maximum value from them. I have no doubt we will continue to find opportunities for dramatic productivity improvements over the next several years. Even more AI We think of AI in three distinct but interconnected ways: AI products we use at Affirm, AI products we build and sell, and AI as catalyst for opportunity. Almost a decade and a half ago, Affirm was founded to take advantage of the latest in machine intelligence to build the best underwriting models in the industry. While LLM chatbots are in the public eye today, our internally-designed and trained transformer-based models (large and otherwise), alongside more “classic” machine learning systems, power every significant aspect of Affirm, from real-time consumer credit scoring to dynamic financing program optimization in Adaptive Checkout. The first results from early AdaptAI deployments show an average 5% increase in GMV among adopting merchants. With 14 years’ worth of proprietary training data (and growing fast) we continue to improve our results and find new ways to bring more people access to easy-to- understand, honest financial products, and help our merchant partners maximize incremental sales at the lowest cost.

44 Affirm FQ4’25 Shareholder Letter Card update FQ4’25 was another very strong quarter for the Affirm Card activation and usage, with the attach rate reaching 10%.2 We continued to work on improving the user experience, adding new features, and giving our consumers even more reasons to use the Card. The metrics continue to reflect what we think are some very good results: ● Card GMV grew 132% to $1.2 billion ● Active cardholders grew 97% to 2.3 million ● In-store spend on Card grew 187% ● Card 0% APR GMV more than tripled and now makes up about 14% of Card GMV As always, my gratitude goes out to all Affirmers – 2,200 passionate believers in honest financial products, operating income, and artificial intelligence. Congratulations on a momentous year, and now… on to the next leg of our journey! Onward, The unbundling of shopping Over the last three decades keyword search has proven to be the ultimate way of capturing buying intent. But generative AI is rapidly changing the ways we acquire information, shopping information included. AI agents aptly pull together pricing and availability information, combine insights from reviews, comparison shop, and deal-hunt. In-chat and fully agentic shopping are imminent. We believe these changes represent an entirely new set of opportunities for retail and for Affirm. Generative AI is unbundling, or more precisely, decomposing traditional ecommerce, and is offering entirely new ways of recomposing it. Affirm was built for this: our products are composable elements that fit more than just points-of-sale and merchant platforms. Adaptive Checkout can already be found in digital wallets, browsers, and indeed, chatbots, and agents. As we move towards these non-linear, concurrent shopping modalities, Affirm’s network, designed to support individual SKU financing and real-time risk-based pricing for every transaction, becomes more valuable to both consumers and merchants. There is one other reason why we are so excited about agentic commerce: we think we are about to see a dramatic shift towards transparency in consumer financial products. An AI agent won’t confuse a fake no-interest “deal” with the genuine one from Affirm, it won’t accidentally miss a payment, and it will advise you strongly against borrowing when you should not. We are approaching a future where most people have a PhD-level personal financial advisor available to them at all times, to help them avoid the gotchas and gimmicks this industry is infamous for. At Affirm, we are excited for this future. 2 Card attach rate defined as active cardholders divided by total active consumers during a given period.

Gross Merchandise Volume (GMV) grew 43% to $10.4 billion driven by strength with our largest merchant partners, 0% APR monthly installment loans, and the direct-to-consumer business, including Affirm Card. GMV from our top five merchants and platform partners collectively grew 41%, and the concentration of GMV derived from our top five partners was stable at approximately 46%.3 GMV from 0% APR monthly installment loans grew 93% as the number of merchants funding 0% APR offers more than doubled to over 25,000 merchants. These merchants showed strong willingness to pay for such offers, with nearly 95% of GMV from 0% APR monthly installments at integrated merchants being funded by the merchant. We also increased the prominence and availability of 0% APR offers on Affirm Card, which led to 0% APR GMV on Card more than tripling. At a category level, general merchandise, electronics, travel and ticketing, and fashion and beauty were significant contributors to overall growth. While a relatively small portion of overall GMV, the services category grew 39% in part driven by strength within legal services. FQ4’25 Operating Highlights 5 Affirm FQ4’25 Shareholder Letter Direct-to-Consumer GMV (D2C GMV) grew 61% to $3.1 billion and Affirm Card GMV within this grew 132% to $1.2 billion, with the growth rate for both Card and D2C overall accelerating from the prior quarter. GMV derived from in-store usage of Card grew 187%, and the mix of in-store GMV on Card is more than an order of magnitude higher than in-store spend on Affirm non-Card surfaces. Active cardholder count nearly doubled to 2.3 million as card attach rate increased to 10%, a one-point sequential gain over the prior quarter. Active consumers, excluding the discontinued Returnly business, increased 24% to 23.0 million as of June 30, 2025, marking the sixth consecutive quarter that the year-over-year growth rate of active consumers accelerated. Active merchant count increased 24% to 377 thousand as of June 30, 2025 with growth accelerating slightly from the prior quarter. 3 All growth rate references are on a year-over-year basis unless otherwise indicated.

Total revenue grew 33% to $876 million. The following factors contributed to revenue growth: ● Interest income grew 24%, driven by growth in loans held for investment, which also increased 24%. ● Network revenue grew 37%, or slightly below overall GMV growth in part due to a mix shift towards shorter-duration 0% APR products. ● Servicing income grew 23% and remained stable at approximately 2% of the average off-balance sheet platform portfolio on an annualized basis. ● Gain on sales of loans grew 67%. This increase was driven primarily by an increase in loans sold, which grew approximately 60%. Loans sold as a percent of GMV continued to be elevated compared to prior periods due to the ramping of the Sixth Street and other forward flow partnerships. Additionally, we sold more loans at improved prices, with gain on sale as a percent of loans sold increasing by 8 basis points. FQ4’25 Financial Highlights 6 Affirm FQ4’25 Shareholder Letter Total Revenue Adj. Operating Income as a % of Revenue 27% +4 pp Total Revenue as a % of GMV 8.5% RLTC as a % of GMV 4.1% (17) bps Operating Income as a % of Revenue 7% +18 pp All comparisons on a year-over-year basis (64) bps j i I f

Year-over-Year Change in Revenue as a % of GMV 0% APR Monthly Installment Loan Average Term Length 7 Affirm FQ4’25 Shareholder Letter As a percent of GMV, revenue decreased by 64 basis points, driven by the following changes across our four revenue components: ● Gain on sales of loans increased by 16 basis points as we sold more loans at improved prices. ● Interest income declined 62 basis points as loans held for investment grew 24%, slower than overall GMV growth, as we sold more loans as a percent of GMV. Additionally, the mix of 0% APR GMV, including Pay in X, increased from 25% in FQ4’24 to 29% in FQ4’25, leading to a lower average interest yield on loans than if the product mix had remained constant. The average APR on interest-bearing loans remained stable during the quarter compared to FQ3’25. ● Network revenue declined 13 basis points due to an approximately 20% decline in the average term length of 0% APR monthly installment loans on both a quarter-over-quarter and year-over-year basis. On average, network revenue as a percent of GMV for 0% APR products scales directly with the duration of the underlying loan, and shorter-duration 0% APR products have a lower network revenue as a percent of GMV than longer-duration products. ● Servicing income declined 5 basis points, though remained stable at approximately a 2% annualized yield as a percent of average off balance sheet loans.

8 Affirm FQ4’25 Shareholder Letter RLTC RLTC grew 37% to $425 million. RLTC as a percent of GMV decreased approximately 17 basis points to 4.1% and exceeded our 3 to 4% long-term target range. The approximate 17 basis point decrease was attributable to a 64 basis point decline in revenue, which was partially offset by a 29 basis point improvement in funding costs and 11 basis point improvement in provision for credit losses. Year-over-Year Change in RLTC as a % of GMV Funding costs were a tailwind to RLTC as a percent of GMV with average annualized cost of funds declining approximately 90 basis points year over year and 30 basis points sequentially over the prior quarter to 6.8%. Average funding costs declined due to consistent execution by our Capital team paired with a positive funding market environment. *Other transaction costs include changes in processing and servicing expense and loss on loan purchase commitment Average Annualized Cost of Funds

We observed strong uptake of 0% APR offers during the quarter, with GMV from 0% APR monthly installment products increasing 93% while Pay-in-X volume increased 50%, and the mix of 0% APR monthly installment products was the highest since FQ3'23.

The strategic value of 0% APR loans

- **Custom offers are the moat**: real-time underwriting allows us to create a virtually unlimited set of offers, optimized for each individual and transaction. Custom APRs are an important lever that drives conversion and delivers incremental revenue for our merchants.
- **The only true zero**: consumers know that when they see a 0% APR offer from Affirm it is the real deal – unlike virtually the rest of the industry - it means they will never pay a penny more than the number in front of them. This transparency helps build Affirm's unique brand and aids point-of-sale conversion.
- **Merchant-funded**: nearly 95% of 0% APR GMV from integrated merchants is paid for by our partners. Pricing has also been stable: holding term length constant, pricing for 0% APR monthly products has been consistent as merchants continue to appreciate the benefits of 0% APR products.

Mix-stabilized Network Revenue

as a % of 0% APR monthly installment GMV


8%
6%
4%
2%
0%
FQ4'23
FQ1'24
FQ2'24
FQ3'24
FQ4'24
FQ1'25
FQ2'25
FQ3'25
FQ4'25

- **Increase GMV**: when merchants offer Affirm's 0% APR monthly installment plans, they typically see a significant increase in business. On average, the number of applications ("top of funnel" volume) rises by over **10%**, the average order value increases by more than **15%**, and end-to-end conversion improves by several points, for a total GMV uplift of more than **20%**. These positive results are driven by two main factors. First, consumers who use these offers often have more favorable credit profiles, which results in a higher credit approval rate for loan applications. Second, these consumers are also more likely to accept the loan offer once it's approved, leading to higher consumer "take-up."
- **Drive customer acquisition**: 0% APR offers tend to attract a higher mix of new-to-Affirm customers. During FQ4, approximately **half** of all new-to-Affirm users initially transacted via 0% APR products, despite such products accounting for only 29% of GMV. Expanding the size of our consumer network enables us to better underwrite these consumers going forward and further enhances our value proposition to merchants.
- **Short duration**: approximately 70% of our 0% APR monthly GMV consists of loans that are six months or shorter in duration at the time of origination. During FQ4, the average term length for 0% APR monthly loans decreased by approximately 20% year over year.
- **Differentiated offering that resonates with a broader consumer base:** when weighted by amount spent, consumers that exclusively use 0% APR products have an average FICO score that is approximately 40 points higher than the average Affirm borrower. This shows up as less credit risk - in FQ4'25 allowance rates for 0% APR loans were roughly 60% lower than those applied to interest-bearing loans. Affirm's broad range of loan offerings helps to ensure that we are able to serve as many consumers as possible.

9 Affirm FQ4'25 Shareholder Letter

Adjusted Operating Income Adjusted Operating Income increased $87 million to $237 million, compared to $150 million Adjusted Operating Income in FQ4’24. Adjusted Operating Income as a percent of revenue, or Adjusted Operating Margin, was 27% during the period compared to 23% during FQ4’24. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, depreciation and amortization, and other items. The $87 million improvement in Adjusted Operating Income was driven by a $116 million increase in RLTC, which was partially offset by a $29 million increase, or 18% increase, in non-GAAP other operating expenses. Within these non-GAAP other operating expenses: ● Technology and data analytics increased $11 million, or 17%, primarily driven by a $12 million, or 40%, increase in infrastructure expenses. The main driver of the growth in infrastructure expenses was a 52% increase in transaction count. ● Sales and marketing increased $9 million, or 53%, with approximately 80% of the increase attributable to increases in comarketing and profit share expenses. ● General and administrative increased $8 million, or 10%, with the increase split evenly between higher payroll and employee benefits, professional services, and software and subscription expenses. 10 Affirm FQ4’25 Shareholder Letter Operating Income Operating Income improved $132 million to a $58 million operating gain, compared to a ($73) million loss in FQ4’24. Operating Income as a percent of revenue, or Operating Margin, was 7% in the period compared to (11%) during FQ4’24. The $58 million of operating income is inclusive of $49 million in enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. The $132 million improvement in Operating Income was driven by a $116 million increase in RLTC and a $16 million decrease, or 4% decline, in other operating expenses. Within these other operating expenses: ● Technology and data analytics increased $30 million, or 24%, as transaction count increased 52% and led to higher infrastructure expenses. Additionally, we continued to invest in products such as Card, wallet partnerships, and international expansion. ● Sales and marketing declined $56 million, or 41%, primarily due to a $65 million decline in enterprise warrant expense. Certain tranches of enterprise warrants completed their amortization period during FQ2’25 and therefore no longer contributed to sales and marketing expenses in FQ4. Excluding enterprise warrant expense, sales and marketing expense increased $9 million, or 43%, due to increases in comarketing and profit share expenses. ● General and administrative increased $9 million, or 8%, with the increase split evenly across higher payroll and employee benefits, professional services, and software and subscription expenses.

Year-over-Year Comparison: Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate 11 Affirm FQ4’25 Shareholder Letter Credit quality 30+ day delinquencies excluding Peloton and Pay-in-X loans declined 15 basis points quarter over quarter and 18 basis points year over year. The improvement relative to FQ3’25 and the prior year period is attributable in part to a mix shift towards 0% APR products, as well as a decline in the average loan term for these products. 0% APR products tend to have a lower credit risk profile than comparable interest-bearing products.

Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans U.S. Monthly Installment Loans from FQ2’22 through FQ2’25 Recent cohorts of monthly installment loans are tracking towards approximately 3.5% ultimate net charge-offs as a percent of cohort GMV, which is consistent with the performance of historic loan cohorts. 12 Affirm FQ4’25 Shareholder Letter Net charge-off performance Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans U.S. loans only All recent vintages of Pay in 4 loans are continuing to track to loss rates of less than 1% of GMV.

Capital and funding update

Funding Capacity increased to up to $26.1 billion at the end of FQ4'25, from $23.3 billion at the end of FQ3'25, marking the tenth consecutive quarter that funding capacity increased. We believe this capacity can support more than $60 billion in annual GMV based upon our weighted-average loan duration of 5 months at the end of FQ4'25.

The main highlights across the funding channels were:

- **ABS**: in May we priced AFFRM 2025-X1, which was our largest static ABS issuance to date at $756 million. The transaction was multiple times oversubscribed and included five new-to-Affirm institutional investors. In June, we priced the second revolving deal out of our master trust, AFRMT 2025-2 which was also oversubscribed and saw a $250 million upsize to $750 million.
- **Forward flow**: we added approximately $1 billion in capacity sequentially compared to FQ3'25 as we expanded our partnership with PGIM and upsized our existing capacity with two alternative asset managers. We also significantly ramped loan sales to Sixth Street Partners in accordance with the partnership that we announced in December.
- **Warehouse and other funding debt**: we added approximately $500 million in capacity sequentially compared to FQ3'25 primarily through the addition of a new warehouse partner, as well as upsizes with existing partners. We completed the planned consolidation of bilateral warehouse agreements into the variable funding note within the Master Trust.

Capital allocation and liquidity

At the end of June 2025, we had approximately $2.2 billion total liquidity comprised of cash and equivalents plus securities available for sale, which was an $81 million increase year over year.

At the end of June 2025, we had approximately $1.2 billion in convertible debt resulting in a $1.1 billion net cash position. Our net cash increased by approximately $270 million year over year as total liquidity increased by $81 million while convertible debt decreased by $188 million.

Change in Total Liquidity


3,000
2,000
1,000
0
$ million
$2,145
$424
($250)
($93)
$2,226
FY'24 total liquidity
Increase in cash before corporate actions
Share repurchases
Cash used to retire debt, net
FY'25 total liquidity

The Affirm board of directors has authorized the repurchase of up to $200 million in aggregate principal amount of our outstanding 2026 convertible notes during the period of July 1, 2025 through December 31, 2025. As of August 27, $174 million of this authorization remains available.



13 Affirm FQ4'25 Shareholder Letter

Financial Outlook

	Fiscal Q1 2026	Fiscal 2026
GMV	$10.10 - 10.40 billion	More than $46 billion
Revenue	$855 - 885 million	~8.4% of GMV
Revenue Less Transaction Costs	$405 - 420 million	~4% of GMV
Operating Margin	1 - 3%	More than 6.0%
Adjusted Operating Margin[4]	23 - 25%	More than 26.1%
Weighted Avg. Basic Shares Outstanding	330 million	335 million
Weighted Avg. Diluted Shares Outstanding	348 million	352 million

Assumptions embedded within the outlook

Product mix

On a year-over-year basis, the mix of 0% APR GMV inclusive of Pay-in-X products is expected to increase. 0% APR products generally have a lower RLTC as a percentage of GMV than equivalent interest-bearing products.

Enterprise partnerships

An enterprise merchant that has previously expressed an intent to switch its Pay Later volumes to its own wallet solution is expected to substantially transition by FQ2'26.

Enterprise warrant expense

Enterprise warrant expense in FQ1'26 is expected to be similar to FQ4'25, and FY'26 enterprise warrant expense is expected to decrease at least 30% from FY'25.

Interest rate environment

Based upon the forward curve embedded within the outlook, short-term benchmark interest rates are expected to decline modestly during FY'26.

Funding

Equity Capital Required ("ECR") as a percent of Total Platform Portfolio ("ECR Ratio") is expected to remain below 5%.

Product and go-to-market initiatives

Our outlook includes the expected financial impact of our expansion outside of North America, which is not expected to be a material growth contributor during FY'26.

[4] A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

14 Affirm FQ4'25 Shareholder Letter

15 Affirm FQ4’25 Shareholder Letter About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network – one based on trust, transparency and putting people first – we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Conference Call Affirm will host a conference call and webcast to discuss fourth fiscal quarter 2025 financial results on August 28, 2025, at 2:00 pm PT. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, Michael Linford, Chief Operating Officer, and Rob O’Hare, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. Goldman Sachs Communacopia + Technology Conference September 9, 2025 San Francisco, CA Barclays 23rd Annual Global Financial Services Conference September 10, 2025 New York, NY Upcoming Investment Conferences Affirm will be attending the following upcoming investment conferences: never harge any late or hidden f es.

Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators

	Three Months Ended June 30,		Year ended June 30,	
	2025	2024	2025	2024
	(in millions, except GMV and percent data) (unaudited)			
GMV (in billions)	$ 10.4	$ 7.2	$ 36.7	$ 26.6
Total Transactions (count)	37.5	24.7	134.1	91.1
Total Revenue, net	$ 876.4	$ 659.2	$ 3,224.4	$ 2,323.0
Total Revenue as a % of GMV	8.5 %	9.1 %	8.8 %	8.7 %
Transaction Costs (Non-GAAP)	$ 451.3	$ 349.8	$ 1,742.2	$ 1,328.5
Transaction Costs as a % of GMV	4.4 %	4.8 %	4.8 %	5.0 %
Revenue Less Transaction Costs (Non-GAAP)	$ 425.1	$ 309.4	$ 1,482.2	$ 994.5
Revenue Less Transaction Costs as a % of GMV (Non-GAAP)	4.1 %	4.3 %	4.0 %	3.7 %
Operating Income (Loss)	$ 58.1	$ (73.5)	$ (87.3)	$ (615.8)
Operating Margin	6.6 %	(11.1)%	(2.7)%	(26.5)%
Adjusted Operating Income (Non-GAAP)	$ 237.0	$ 149.8	$ 778.1	$ 380.9
Adjusted Operating Margin (Non-GAAP)	27.0 %	22.7 %	24.1 %	16.4 %
Net Income (Loss)	$ 69.2	$ (45.1)	$ 52.2	$ (517.8)

	June 30, 2025	June 30, 2024	June 30, 2023
		(unaudited)	
Active Consumers (in millions)	23.0	18.7	16.5
Transactions per Active Consumer	5.8	4.9	3.9
Active Merchants (in thousands)	376.8	303.0	254.1
Total Platform Portfolio (Non-GAAP) (in billions)	$ 15.1	$ 11.0	$ 8.7
Equity Capital Required (Non-GAAP) (in millions)	$ 568.9	$ 596.3	$ 472.6
Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP)	3.8 %	5.4 %	5.4 %
Allowance for Credit Losses as a % of Loans Held for Investment	5.6 %	5.5 %	4.6 %

16 Affirm FQ4'25 Shareholder Letter

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who completes at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income - The Company defines adjusted operating income as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating loss; and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. 17 Affirm FQ4’25 Shareholder Letter

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company’s core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations. 18 Affirm FQ4’25 Shareholder Letter

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a contractual point-of-sale relationship with Affirm or a platform partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. For certain committed forward flow loan sale agreements, the stated funding capacity reflects the maximum outstanding unpaid principal balance at a point in time for loans sold under the agreement, subject to meeting certain conditions which may not have yet been satisfied as of the measurement date. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement. Average Annualized Cost of Funds - The Company defines average annualized cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. 19 Affirm FQ4’25 Shareholder Letter

Card Attach Rate - The Company defines card attach rate as active cardholders divided by total active consumers at the end of a given period. The Company believes card attach rate is a useful performance indicator to both the Company and investors because it reflects the rate of our card product adoption among our active consumer base. Dollar-Based Net Expansion - The Company defines dollar-based net expansion as the quarterly GMV generated by merchants who were active during the same quarter in the prior fiscal year, divided by the GMV generated by that same group of merchants during the same quarter in the prior fiscal year. This calculation excludes GMV from outside the U.S., as well as GMV from Returnly, and direct-to-consumer products such as Affirm Card and one-time virtual cards. The Company believes dollar-based net expansion is a useful performance indicator to both the Company and investors as it reflects the ability to retain and grow GMV from its existing merchant base over time. Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 20 Affirm FQ4’25 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s use and provision of AI-powered solutions; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants partners, commerce platforms and consumers and retain and grow its relationships with existing merchants partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; its ability to effectively use and provide AI-powered solutions; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, uncertainty relating to the magnitude, duration and impact of tariffs on global trade, the potential for more instability of financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; its ability to successfully expand into new international geographies; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 21 Affirm FQ4’25 Shareholder Letter

June 30, 2025 June 30, 2024 Assets Cash and cash equivalents $ 1,354,455 $ 1,013,106 Restricted cash 401,968 282,293 Securities available for sale at fair value 871,425 1,131,628 Loans held for sale — 36 Loans held for investment 7,025,534 5,670,056 Allowance for credit losses (396,929) (309,097) Loans held for investment, net 6,628,606 5,360,959 Accounts receivable, net 426,177 353,028 Property, equipment and software, net 572,637 427,686 Goodwill 534,156 533,439 Intangible assets 12,935 13,502 Commercial agreement assets 57,210 104,602 Other assets 295,360 299,340 Total assets $ 11,154,929 $ 9,519,619 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 82,820 $ 41,019 Payable to third-party loan owners 211,700 159,643 Accrued interest payable 24,465 24,327 Accrued expenses and other liabilities 157,272 147,429 Convertible senior notes, net 1,153,000 1,341,430 Notes issued by securitization trusts 4,833,855 3,236,873 Funding debt 1,622,808 1,836,909 Total liabilities 8,085,919 6,787,630 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 284,378,565 shares issued and outstanding as of June 30, 2025; 3,030,000,000 shares authorized, 267,305,456 shares issued and outstanding as of June 30, 2024 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 40,734,234 shares issued and outstanding as of June 30, 2025; 140,000,000 shares authorized, 43,747,575 shares issued and outstanding as of June 30, 2024 1 1 Additional paid in capital 6,140,893 5,862,555 Accumulated deficit (3,056,818) (3,109,004) Accumulated other comprehensive loss (15,069) (21,565) Total stockholders’ equity 3,069,009 2,731,989 Total liabilities and stockholders’ equity $ 11,154,929 $ 9,519,619 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 22 Affirm FQ4’25 Shareholder Letter

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended June 30,		Year ended June 30,	
	2025	2024	2025	2024
Revenue				
Merchant network revenue	$ 239,451	$ 181,008	$ 882,658	$ 674,607
Card network revenue	67,114	42,980	231,308	151,401
Total network revenue	306,565	223,988	1,113,966	826,008
Interest income	419,089	337,618	1,608,221	1,204,355
Gain on sales of loans	116,884	69,983	381,622	197,153
Servicing income	33,878	27,596	120,602	95,483
Total revenue, net	**876,417**	**659,185**	**3,224,412**	**2,322,999**
Operating expenses				
Loss on loan purchase commitment	60,459	47,756	242,264	180,395
Provision for credit losses	156,627	117,609	616,683	460,628
Funding costs	105,912	95,256	425,451	344,253
Processing and servicing	128,345	89,166	457,849	343,249
Technology and data analytics	154,600	124,231	589,723	501,857
Sales and marketing	79,554	135,324	434,847	576,405
General and administrative	132,856	123,459	545,053	525,291
Restructuring and other	—	(156)	(184)	6,768
Total operating expenses	**818,353**	**732,645**	**3,311,685**	**2,938,846**
Operating income (loss)	**$ 58,064**	**$ (73,460)**	**$ (87,273)**	**$ (615,847)**
Other income, net	13,517	29,321	148,737	100,320
Income (loss) before income taxes	**$ 71,581**	**$ (44,139)**	**$ 61,464**	**$ (515,527)**
Income tax expense	2,337	997	9,279	2,230
Net income (loss)	**$ 69,244**	**$ (45,136)**	**$ 52,186**	**$ (517,757)**
Other comprehensive income (loss)				
Foreign currency translation adjustments	$ 29,598	$ (4,702)	$ 6,025	$ (13,655)
Unrealized gain (loss) on securities available for sale, net	(197)	(243)	3,297	6,857
Gain (loss) on cash flow hedges	34	681	(2,826)	656
Net other comprehensive income (loss)	**29,435**	**(4,264)**	**6,496**	**(6,142)**
Comprehensive income (loss)	**$ 98,679**	**$ (49,400)**	**$ 58,682**	**$ (523,899)**
Per share data:				
Net income (loss) per share attributable to common stockholders for Class A and Class B				
Basic	$ 0.21	$ (0.14)	$ 0.16	$ (1.67)
Diluted	$ 0.20	$ (0.14)	$ 0.15	$ (1.67)
Weighted average common shares outstanding				
Basic	326,906,845	315,481,757	322,851,873	309,857,129
Diluted	342,564,600	315,481,757	341,023,566	309,857,129

The following table presents the components and classification of stock-based compensation (in thousands):

	Three Months Ended June 30,		Year ended June 30,	
	2025	2024	2025	2024
General and administrative	$ 45,455	$ 44,264	$ 216,323	$ 228,334
Technology and data analytics	16,751	17,789	87,707	96,596
Sales and marketing	3,109	2,746	16,535	16,374
Processing and servicing	180	114	868	3,207
Total stock-based compensation in operating expenses	**$ 65,495**	**$ 64,913**	**$ 321,433**	**$ 344,511**

23 Affirm FQ4'25 Shareholder Letter

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three Months Ended June 30,		Year ended June 30,	
	2025	2024	2025	2024
Cash flows from operating activities				
Net income (loss)	$ 69,244	$ (45,136)	$ 52,186	$ (517,757)
Adjustments to reconcile net income (loss) to net cash used in operating activities:				
Provision for losses	156,627	117,609	616,683	460,628
Amortization of premiums and discounts on loans	(61,972)	(50,026)	(233,799)	(187,709)
Gain on sales of loans	(116,883)	(69,983)	(381,622)	(197,153)
Gain on extinguishment of debt	—	(7,279)	(82,418)	(12,638)
Changes in fair value of assets and liabilities	1,690	869	7,146	(2,776)
Amortization of commercial agreement assets	7,968	14,101	47,392	73,070
Amortization of debt issuance costs	7,091	5,658	30,389	24,546
Amortization of discount on securities available for sale	(9,849)	9,481	(44,031)	(22,799)
Commercial agreement warrant expense	41,460	100,126	271,562	406,714
Stock-based compensation	65,495	64,913	321,433	344,511
Depreciation and amortization	63,995	44,223	225,076	169,044
Impairment of right of use assets	—	—	—	752
Other	3,723	(25,587)	13,703	(25,331)
Change in operating assets and liabilities:				
Purchases and origination of loans held for sale	(338,211)	(1,075,931)	(3,389,953)	(4,212,299)
Proceeds from the sale of loans held for sale	338,187	1,048,639	3,389,990	4,211,687
Accounts receivable, net	(208,849)	(61,991)	(84,952)	(167,757)
Other assets	5,817	(26,953)	(12,175)	31,228
Accounts payable	41,762	5,795	41,801	12,417
Payable to third-party loan buyers	34,703	29,913	52,056	105,791
Accrued interest payable	2,769	1,525	2,386	11,138
Accrued expenses and other liabilities	(30,130)	(11,203)	(48,943)	(55,169)
Net cash provided by operating activities	**74,637**	**68,763**	**793,909**	**450,138**
Cash flows from investing activities				
Purchases and origination of loans held for investment	(9,817,626)	(5,931,339)	(32,545,595)	(21,488,547)
Proceeds from the sale of loans held for investment	4,449,448	1,878,780	12,572,254	6,058,799
Principal repayments and other loan servicing activity	5,005,990	3,832,744	18,655,657	14,147,034
Additions to property, equipment and software	(51,120)	(38,256)	(192,189)	(159,296)
Purchases of securities available for sale	(270,291)	(524,829)	(823,886)	(986,071)
Proceeds from maturities and repayments of securities available for sale	231,390	245,062	1,215,777	1,136,937
Other investing inflows	(1,307)	205	99,917	995
Other investing outflows	(1,000)	—	(65,000)	(35,000)
Net cash used in investing activities	**(454,516)**	**(537,633)**	**(1,083,064)**	**(1,325,149)**
Cash flows from financing activities				
Proceeds from the issuance of convertible notes	—	—	920,000	—
Proceeds from the issuance of funding debt	7,150,247	3,814,368	21,174,242	12,639,444
Proceeds from issuance of notes and certificates by securitization trust	750,000	748,172	2,500,000	2,350,000
Principal repayments of funding debt	(7,455,067)	(3,588,105)	(21,387,609)	(12,552,937)
Principal repayments of notes issued by securitization trust	—	(748,172)	(900,000)	(1,276,451)
Payment of debt issuance costs	(6,474)	(8,114)	(49,233)	(27,302)
Extinguishment of convertible debt	—	(38,001)	(1,012,856)	(63,561)
Proceeds from exercise of common stock options and warrants and contributions to ESPP	10,777	6,804	60,692	33,125
Payments of tax withholding for stock-based compensation	(62,225)	(40,983)	(303,811)	(189,169)
Repurchases of common stock	—	—	(250,000)	—
Net cash provided by financing activities	**387,258**	**145,969**	**751,425**	**913,149**
Effect of exchange rate changes on cash, cash equivalents and restricted cash	13,083	(1,391)	(1,245)	(2,683)
Net increase (decrease) in cash, cash equivalents and restricted cash	**20,462**	**(324,292)**	**461,024**	**35,455**
Cash, cash equivalents and restricted cash, beginning of period	1,735,959	1,619,691	1,295,399	1,259,944
Cash, cash equivalents and restricted cash, end of period	**$ 1,756,423**	**$ 1,295,399**	**$ 1,756,423**	**$ 1,295,399**

24 Affirm FQ4'25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended June 30, Year ended June 30, 2025 2024 2025 2024 Supplemental disclosures of cash flow information Cash payments for interest expense $ 101,586 $ 89,739 $ 404,377 $ 318,235 Cash paid for operating leases 4,074 4,090 16,575 16,037 Cash paid for income taxes 304 599 2,736 1,187 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software $ 39,906 $ 27,069 $ 178,461 $ 126,510 Securities retained under unconsolidated securitization transactions 42,778 58,507 84,718 58,507 Right of use assets obtained in exchange for operating lease liabilities (1,180) — 6,238 — 25 Affirm FQ4’25 Shareholder Letter

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income (loss), adjusted operating margin, non-GAAP general and administrative expense, non-GAAP technology and data analytics expense, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended June 30,		Year ended June 30,	
	2025	2024	2025	2024
	(in thousands, except percent data)			
Operating expenses				
Loss on loan purchase commitment	$ 60,459	$ 47,756	$ 242,264	$ 180,395
Provision for credit losses	156,627	117,609	616,683	460,628
Funding costs	105,912	95,256	425,451	344,253
Processing and servicing	128,345	89,166	457,849	343,249
Transaction costs (Non-GAAP)	**$ 451,343**	**$ 349,787**	**$ 1,742,247**	**$ 1,328,525**
Technology and data analytics	154,600	124,231	589,723	501,857
Sales and marketing	79,554	135,324	434,847	576,405
General and administrative	132,856	123,459	545,053	525,291
Restructuring and other	—	(156)	(184)	6,768
Total operating expenses	**$ 818,353**	**$ 732,645**	**$ 3,311,685**	**$ 2,938,846**
Total revenue	$ 876,417	$ 659,185	$ 3,224,412	$ 2,322,999
Less: Transaction costs (Non-GAAP)	(451,343)	(349,787)	(1,742,247)	(1,328,525)
Revenue less transaction costs (Non-GAAP)	**$ 425,074**	**$ 309,398**	**$ 1,482,165**	**$ 994,474**
Operating income (loss)	**$ 58,064**	**$ (73,460)**	**$ (87,273)**	**$ (615,847)**
Add: Depreciation and amortization	64,012	44,284	225,153	169,904
Add: Stock-based compensation included in operating expenses	65,495	64,913	321,433	344,511
Add: Enterprise warrant and share-based expense	49,428	114,226	318,954	475,595
Add: Restructuring and other [1]	—	(156)	(184)	6,768
Add: Other costs	—	—	—	(66)
Adjusted operating income (loss) (Non-GAAP)	**$ 237,000**	**$ 149,807**	**$ 778,083**	**$ 380,864**
Divided by: Total revenue, net	$ 876,417	$ 659,185	$ 3,224,412	$ 2,322,999
Adjusted operating margin (Non-GAAP)	**27.0 %**	**22.7 %**	**24.1 %**	**16.4 %**
General and administrative expense	**$ 132,856**	**$ 123,459**	**$ 545,053**	**$ 525,291**
Less: Depreciation and amortization included in general and administrative expense	(580)	(616)	(2,330)	(2,788)
Less: Stock-based compensation included in general and administrative expense	(45,456)	(44,264)	(216,323)	(228,334)
Less: Other costs included in general and administrative expense	—	—	—	66
Non-GAAP General and administrative expense	**$ 86,819**	**$ 78,579**	**$ 326,400**	**$ 294,236**
Technology and data analytics expense	**$ 154,600**	**$ 124,231**	**$ 589,723**	**$ 501,857**
Less: Depreciation and amortization included in technology and data analytics expense	(63,283)	(42,875)	(221,114)	(156,924)
Less: Stock-based compensation included in technology and data analytics expense	(16,749)	(17,789)	(87,707)	(96,596)
Non-GAAP Technology and data analytics	**$ 74,568**	**$ 63,567**	**$ 280,902**	**$ 248,337**
Sales and marketing expense	**$ 79,554**	**$ 135,324**	**$ 434,847**	**$ 576,405**
Less: Depreciation and amortization included in sales and marketing expense	(118)	(757)	(1,585)	(9,842)
Less: Stock-based compensation included in sales and marketing expense	(3,109)	(2,746)	(16,535)	(16,374)
Less: Enterprise warrant and share-based expense included in sales and marketing expense	(49,428)	(114,226)	(318,954)	(475,595)
Non-GAAP Sales and marketing expense	**$ 26,900**	**$ 17,595**	**$ 97,774**	**$ 74,594**

	June 30, 2025	June 30, 2024	June 30, 2023
		(in thousands)	
Loans held for investment	$ 7,025,534	$ 5,670,056	$ 4,402,962
Add: Loans held for sale	—	36	76
Less: Funding debt	(1,622,808)	(1,836,909)	(1,764,812)
Less: Notes issued by securitization trusts	(4,833,855)	(3,236,873)	(2,165,577)
Equity capital required (Non-GAAP)	**$ 568,871**	**$ 596,310**	**$ 472,649**

[1] Restructuring and other costs includes expenses incurred in the period associated with the Company's restructurings and other exit and disposal activities.

[2] Within the tables presented certain columns may not sum due to the use of rounded numbers

26 Affirm FQ4'25 Shareholder Letter

SUPPLEMENTAL DELINQUENCY INFORMATION Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 2.4% FY 2025 2.8% 2.5% 2.4% 2.3% 60+ Day Delinquencies FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 1.4% 90+ Day Delinquencies FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% 0.6% FY 2025 0.8% 0.7% 0.6% 0.6% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 2.5% FY 2025 2.8% 2.5% 2.5% 2.3% 60+ Day Delinquencies FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 1.4% 90+ Day Delinquencies FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY 2024 0.7% 0.7% 0.7% 0.6% FY 2025 0.8% 0.7% 0.7% 0.6% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan 27 Affirm FQ4’25 Shareholder Letter